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                                                  OMB Number:         3235-0145
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                                                  hours per response......14.90
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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                                VIDEOSERVER, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   926918 10 3
-------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 13 Pages

                                               Page     2    of     13    Pages

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURE PARTNERS III L.P. ("Bessemer")
             11-3197677
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) X
                                                              (b)

-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------------------------------------------------------------------------

                                      5      SOLE VOTING POWER

                                             1,035,595 shs.
           NUMBER OF
                                 ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         67,389 shs.*
                                 ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          1,035,595 shs.
                                 ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             67,389 shs.*
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,102,984 shs.*
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.78%

-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN

-------------------------------------------------------------------------------
*See answer to Item 4.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 13 Pages

                                              Page     3    of     13    Pages
                                   --------------------------------------------

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DEER III & CO. LLC** ("Deer")
             11-3197696
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) X
                                                              (b)

-------------------------------------------------------------------------------
     3       SEC USE ONLY


-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             1,035,595 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         67,389 shs.*
                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          1,035,595 shs.
                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             67,389 shs.*
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,102,984 shs.* **

-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.78%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN

-------------------------------------------------------------------------------
*See answer to Item 4.

**The shares reported on this page are the same as those reported on page 2 as Deer is the General Partner of Bessemer.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 13 Pages

                                              Page     4    of     13    Pages
                                             ----------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             NEILL BROWNSTEIN
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)
                                                                  (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             86,109 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          86,109 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             86,109 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.69%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 13 Pages

                                               Page     5    of     13    Pages
                                              ---------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ROBERT H. BUESCHER
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)
                                                               (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------

                                      5      SOLE VOTING POWER

                                             21,936 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          21,936 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             21,936 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.17%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 13 Pages

                                               Page     6    of     13    Pages
                                              ---------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             WILLIAM T. BURGIN
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)
                                                               (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             72,126 shs.
           NUMBER OF

                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          72,126 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             72,126 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.57%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 13 Pages

                                               Page     7    of     13    Pages
                                               ---------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             G. FELDA HARDYMON
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)
                                                               (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             24,675 shs.
           NUMBER OF

                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          24,675 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             24,675 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.20%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 13 Pages

                                               Page     8    of     13    Pages
                                              ---------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             CHRISTOPHER F.O. GABRIELI
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)
                                                               (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             60,343 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          60,343 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             60,343 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.48%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 13 Pages

                                               Page     9    of     13    Pages
                                             ----------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MICHAEL I. BARACH
             ###-##-####
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b) X

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             0 shs.
           NUMBER OF
                                  ---------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-

                                  ---------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          0 shs.

                                  ---------------------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0 shs.

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 13 Pages

Item 1.

(a)   Name of Issuer:

                           VideoServer, Inc.

(b)   Address of Issuer's Principal Executive Office:

                           5 Forbes Road
                           Lexington, Massachusetts  02173



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:

                  This statement is filed by Bessemer Venture Partners III L.P. ("Bessemer"), a Delaware Limited partnership having its principal office at 1025 Old Country Road, Westbury, New York, 11590. Bessemer's principal buisness is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer III & Co.LLC, a Delaware partnership whose general partners are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, Michael I. Barach and David J. Cowan, who are all United States citizens, and by Messrs. Brownstein, Buescher, Burgin, Hardymon, Gabrieli and Barach. Deer III & Co. LLC is the General Partner of Bessemer and has its principal office at the same address as Bessemer. Deer III & Co. LLC's principal business is making venture capital investments for the account of Bessemer and is carried on at its principal office, at 3000 Sand Hill Road, Menlo Park, CA 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Brownstein's and Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's is the Westbury address. The other partner's principal business address is the Wellesley Hills address.

                  This statement is also filed by Bessemer Ventures, Inc. ("BVI"), a Delaware corporation which is the sole limited partner of Bessemer and whose principal business office is at 630 Fifth Avenue, New York, NY 10111. BVI is a wholly-owned subsidiary of Bessemer Securities Corporation, a Delaware corporation and an investment company privately held principally by trusts for the benefit of the heirs of Henry Phipps, deceased, whose principal business address is the same as BVI's.

*As of January 1, 1995 Mr. Brownstein became a Special General Partner of Bessemer with no power to participate in the management of its affairs.

(d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           926918 10 3


                              Page 10 of 13 Pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable.



Item 4.  Ownership as of December 31, 1995

                  Items 5 through 9 and Pages 2-9 of this Statement incorporated herein by reference.

                  The shares beneficially held by Bessemer include holdings of the issuer's common stock of certain consultants and employees of Bessemer Securities Corporation, 630 Fifth Avenue, New York, New York 10111, who hold a total of 67,389 shares of the Issuer's common stock under the special situations investment plan of Bessemer Securities Corporation ("BSC"), which provides that Bessemer has the right to direct such persons as to how to vote such shares, give consents and the like and also grants a right of first refusal to BSC with respect to sales of such shares, which right may be assigned to Bessemer.

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                  Not applicable.


                              Page 11 of 13 Pages

Item I0.  Certification

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:            February 13, 1997


                                   BESSEMER VENTURE PARTNERS III L.P.

                                   By:      Deer III & Co. LLC, General Partner

                                   By:      /s/ Robert H. Buescher
                                       ---------------------------------------
                                            Robert H. Buescher, Manager


                                   DEER III & Co. LLC

                                   By:      /s/ Robert H. Buescher
                                       ---------------------------------------
                                            Robert H. Buescher, Manager


                                   NEILL H. BROWNSTEIN

                                   By:                        *
                                       ---------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   WILLIAM T. BURGIN

                                   By:                        *
                                       ---------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   G. FELDA HARDYMON

                                   By:                        *
                                       ---------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   CHRISTOPHER F.O. GABRIELI

                                   By:                        *
                                       ---------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   MICHAEL I. BARACH

                                   By:                        *
                                       ---------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact



                                         /s/ Robert H. Buescher
                                       ---------------------------------------
                                         Robert H. Buescher for himself and as
                                         Attorney-in-Fact for the above parties
                                         having an asterisk (*) above their
                                         signature line